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                                  EXHIBIT 21.1


                     SUBSIDIARIES OF PHOENIX NETWORK, INC.



     1.      Phoenix Telcom, Inc. (a wholly-owned subsidiary)

     2.      Phoenix Network, Inc. of New Hampshire (a wholly-owned subsidiary)

     3.      Phoenix Network, Inc. Acquisition Corp. (a wholly-owned subsidiary)